UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2008

ALESCO FINANCIAL INC.

(formerly Sunset Financial Resources, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania		19104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 10, 2008, Alesco Financial Inc. (the “Company”) was notified by the New York Stock Exchange, Inc. (the “NYSE”) that it was not in compliance with the NYSE’s continued listing standard under Section 802.01C of the NYSE Listed Company Manual. The standard requires the average closing price of any listed security not to fall below $1.00 per share for any consecutive 30 trading-day period.

To cure this deficiency, the Company must bring its share price and average share price over 30 consecutive trading days back above $1.00. The Company has six months from the receipt of notice to cure the deficiency. If the Company has not cured the deficiency by the required date, the Company’s common stock will be subject to suspension and delisting procedures by the NYSE.

The Company is currently exploring alternatives for curing the deficiency and restoring compliance with the NYSE’s continued listing standard under Section 802.01C of the NYSE Listed Company Manual. As required by Section 802.01C of the NYSE Listed Company Manual, the Company has notified the NYSE of its intent to cure the deficiency and has also issued a press release related to the matter described herein. The copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2008, Shami J. Patel resigned from his position as the Company’s Chief Operating Officer and Chief Investment Officer.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Press release dated October 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALESCO FINANCIAL INC.

Date: October 16, 2008	By:	/s/ John J. Longino
John J. Longino
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description
99.1	Press release dated October 16, 2008.